Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4053

RYDER REPORTS SECOND QUARTER 2013 RESULTS

•	Q2 Comparable EPS from Continuing Operations Up 15% to $1.25

•	Q2 EPS from Continuing Operations Up 31% to $1.19

•	Q2 Operating Revenue Grows 4%; Total Revenue Up 3%

•	Full-Year 2013 Comparable EPS Forecast Narrowed to $4.75 to $4.85

MIAMI, July 23, 2013 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations for the three-month period ended June 30, 2013 were $1.19, compared with $0.91 in the year-earlier period. Earnings from continuing operations were $62.6 million, compared with $46.8 million in the year-earlier period. Earnings per diluted share and earnings from continuing operations in the second quarter of 2013 included non-operating pension costs of $0.06 or $2.9 million. Earnings per diluted share and earnings from continuing operations for the year-earlier period included expense of $0.18 or $9.2 million, respectively, related to non-operating pension costs and restructuring charges. Excluding these items in both periods, comparable earnings per diluted share from continuing operations for the second quarter of 2013 were $1.25, up 15% from $1.09 in the same period of 2012. Excluding these items, comparable earnings from continuing operations were $65.5 million in the second quarter, up 17% from $56.0 million in the year-earlier period. The increase in comparable earnings reflects improved performance in both business segments, Fleet Management Solutions (FMS) and Supply Chain Solutions (SCS).
Total revenue for the second quarter of 2013 was $1.60 billion, up 3% from $1.56 billion in the same period last year. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $1.31 billion, up 4% compared with $1.27 billion in the year-earlier period, reflecting new business in SCS, as well as full service lease growth. FMS total revenue increased 2% due to higher operating revenue, partially offset by lower fuel services revenue. FMS operating revenue increased 3% due primarily to higher full service lease revenue. SCS total revenue increased 5%, driven by higher operating revenue, partially offset by lower subcontracted transportation revenue. SCS operating revenue increased 6% due primarily to new business, especially in dedicated services.
Commenting on the Company’s second quarter 2013 performance, Ryder Chairman and CEO Robert Sanchez said, “We delivered strong year-over-year results in the quarter, despite continuing uncertain economic conditions. The improvement was driven by higher performance in our lease, commercial rental and supply chain offerings. Strong performance in our full service lease product line continued to reflect the vehicle replacement cycle that is currently underway with customers, as well as the benefit of improved residual values. We continued to see solid demand for our commercial rental product in the U.S., partially offset by lower rental demand in the U.K. We also made progress on our maintenance initiatives, although we have not realized all of the anticipated benefits. Our used vehicle sales product line continued to perform in line with expectations, with historically strong pricing levels. In Supply Chain Solutions, we began to see growth from the strong sales performance that began in 2012, supported by favorable outsourcing trends, especially within our dedicated services offering.”

Second Quarter Business Segment Operating Results

Fleet Management Solutions (FMS)
In the FMS business segment, total revenue in the second quarter of 2013 was $1.12 billion, up 2% compared with the year-earlier period. Fuel services revenue in the second quarter of 2013 decreased slightly compared with the same period in 2012. Operating revenue (revenue excluding fuel) in the second quarter of 2013 was $852.5 million, up 3% compared with the year-earlier period. Full service lease revenue increased 4% in the second quarter of 2013 due primarily to higher prices on replacement vehicles. The number of full service lease units declined 1% from the year-earlier period, reflecting the anticipated non-renewal of certain low-margin trailer units in the U.K., the impact of economic uncertainty, and more efficient

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redeployment of off-lease vehicles. Commercial rental revenue decreased 1% reflecting lower demand in the U.K., partially offset by increased global pricing.
FMS earnings before tax were $88.7 million in the second quarter of 2013, up 16% compared with $76.7 million in the same period of 2012. Earnings increased due to better full service lease results and depreciation benefits associated with increased residual values. Full service lease results benefited from higher per-vehicle pricing reflecting new engine technology. Commercial rental performance improved as a result of higher pricing and improved utilization on a smaller average fleet, partially offset by lower performance in the U.K. Rental power fleet utilization was 80.5% for the second quarter of 2013, up from 75% in the year-earlier period. Used vehicle sales results improved modestly with stable pricing. FMS earnings before tax as a percentage of operating revenue were 10.4% in the second quarter of 2013, up 120 basis points from 9.2% in the same quarter a year ago.

Supply Chain Solutions (SCS)
In the SCS business segment, second quarter 2013 total revenue was $597.2 million, up 5%, as higher operating revenue offset lower subcontracted transportation. Operating revenue (revenue excluding subcontracted transportation) was $514.8 million, an increase of 6% from the prior year. SCS operating revenue grew as a result of new business sales, primarily in dedicated services.
SCS earnings before tax of $32.7 million increased 8% in the second quarter of 2013 compared with $30.4 million in 2012. Earnings benefited from new business, offset, in part, by higher commissions on new sales activity. The earnings improvement in the current quarter also reflects unusually high medical benefit costs in the prior year, largely offset by higher self-insurance costs in the current period. SCS earnings before tax as a percentage of operating revenue were 6.3% in both periods.

Corporate Financial Information

Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In

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the second quarter of 2013, CSS costs were $52.1 million, up from $48.7 million in the year-earlier period, primarily driven by planned higher investments in information technology and compensation-related expenses.

Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $5.0 million ($2.9 million after tax) or $0.06 per diluted share in the second quarter of 2013, down from $7.7 million ($4.7 million after tax) or $0.09 per diluted share in the year-earlier period. This decrease primarily reflects the benefit of higher pension asset returns in 2012, as well as contributions, partially offset by a lower discount rate.
Second quarter results in the year-earlier period included pre-tax restructuring charges of $7.1 million ($4.5 million after tax), or $0.09 per diluted share related to workforce reductions associated with cost reduction initiatives implemented at the end of the second quarter of 2012.

Income Taxes
The Company’s effective income tax rate from continuing operations for the second quarter of 2013 was 35.7% of earnings before tax compared with 36.6% in the year-earlier period. The decline in the effective income tax rate was due to a higher proportionate amount of 2013 earnings in lower tax rate jurisdictions, as well as the impact of a prior-year tax law change.

Capital Expenditures
Capital expenditures from continuing operations were $989 million for the second quarter of 2013, down from $1.32 billion in the same period of 2012. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $760 million, down from $988 million in the same period of 2012. The decrease in capital expenditures primarily reflects lower planned investments in the commercial rental fleet.

Cash Flow

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Operating cash flow from continuing operations through June 30, 2013 was $564 million, up from $472 million in the same period of 2012, due to lower working capital needs and higher earnings. Total cash generated (including proceeds from used vehicle sales) from continuing operations through June 30, 2013 was $841 million, compared with $834 million in the same period of 2012, as improved operating cash flow was offset by the impact of a sale leaseback transaction in the prior year. Free cash flow from continuing operations through June 30, 2013 improved to negative $107 million, compared with negative $370 million for the same period of 2012. The improvement was due primarily to higher cash flows from operations and lower cash payments for commercial rental capital spending.

Leverage
Balance sheet debt as of June 30, 2013 increased by $94 million compared with year-end 2012 resulting from negative free cash flow. The leverage ratio for balance sheet debt as of June 30, 2013 was 253%, compared with 260% at year-end 2012. Total obligations to equity as of June 30, 2013 were 262%, compared with 270% at year-end 2012. The Company maintains a long-term target range for total obligations to equity that reflects Ryder’s focus on solid investment grade credit ratings and broad access to capital markets. In line with these long-term objectives, the Company has marginally revised its target range from 250% to 300% to a new range of 225% to 275%.

2013 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “We continued to deliver increased revenue and earnings in an uncertain economic environment during the second quarter. Looking ahead, we expect many of the same trends that drove second quarter performance to continue into the second half of the year. Our full service lease product should remain the driver of overall earnings growth in 2013. Lease revenue is expected to grow largely due to higher prices on replacement vehicles.  Although the lease fleet size declined somewhat more than expected in the second quarter, the fleet size should remain relatively unchanged from current levels in the second half. Our fleet outlook is driven by positive recent sales activity in the U.S.

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offset by additional non-renewal of low margin trailers in the U.K. We anticipate commercial rental will continue to perform above our original expectations, driven by a better-than-anticipated demand environment in the U.S., with some continuing offset from soft economic conditions in the U.K. Additionally, we’re pleased by the positive customer response from the early stages of new product initiatives including on-demand maintenance and our natural gas vehicle offering. We also anticipate further maintenance cost benefits from the lease vehicle replacement cycle and our continued progress on initiatives. In used vehicle sales, we expect pricing to remain stable. In Supply Chain Solutions, we’re forecasting continued revenue growth and solid earnings for the balance of the year. Improved operating performance will be partially offset by a negative impact to earnings per share from a higher share count and a higher tax rate compared with our original plan for the year.
“Based on these factors, we are narrowing our comparable full-year 2013 earnings forecast from a range of $4.70 to $4.85 per share, to a new range of $4.75 to $4.85 per share. We have also established a third quarter comparable earnings forecast of $1.41 to $1.46 per share.”

Supplemental Company Information

Year-to-Date Operating Results

Total revenue for the six months ended June 30, 2013 was $3.17 billion, up 2% from $3.10 billion in the same period of 2012. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first six months of 2013 was $2.58 billion, up 3% from $2.50 billion in the first six months of 2012. Ryder’s 2013 year-to-date earnings from continuing operations were $103.4 million, up 27%, compared with $81.6 million in the year-earlier period. Earnings per diluted share from continuing operations were $1.98 for the first six months of 2013 compared with $1.59 for the same period of 2012. Comparable year-to-date earnings from continuing operations were up 17% to $107.5 million, and comparable earnings per diluted share from continuing operations were up 16% to $2.06. Year-to-date net earnings including discontinued operations were $102.1 million, compared with $81.0 million in the year-earlier

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period. Net earnings per diluted share were $1.96 for the first six months of 2013, compared with $1.58 for the same period of 2012.

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

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Fleet Management Solutions – The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

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Supply Chain Solutions – The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. The segment also includes all activity related to the Company’s dedicated solution (formerly dedicated contract carriage). These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease

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product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.Ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding revenue and earnings growth, maintenance costs (including the benefits of a lower fleet age and planned maintenance initiatives), rental demand and utilization, used vehicle pricing, benefits from new product initiatives and about the economic trends that may affect our future operations and financial performance. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, changes in commercial rental demand, lower than expected lease sales, fluctuations in market demand for used vehicles impacting inventory levels, pricing and our anticipated proportion of retail versus wholesale sales, higher than expected maintenance costs, lower than expected benefits from maintenance initiatives, a further slowdown of the economic recovery, decreases in freight demand or volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, further decline in economic and market conditions in the U.K., competition from other service providers, customer retention levels, loss of key customers, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release.  Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our investor presentation for the quarter, our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this news release with the SEC, which are available in the Investors area of our website at http://investors.ryder.com.

Beginning in 2013, comparable earnings and the other financial measures and ratios derived from comparable earnings will exclude non-operating pension costs.  For more information on our new calculation method, see our investor presentation for the quarter, which is available in the Investors area of our website at http://investors.ryder.com and is filed as an exhibit to our Form 8-K filed as of the date of this news release with the SEC.

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Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, July 23, 2013, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG1487303 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-566-0435 (outside U.S. dial 1-402-998-0605), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

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RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended June 30, 2013 and 2012
(In millions, except per share amounts)

	Three Months		Six Months
	2013	2012	2013	2012

Lease and rental revenues	$688.0	675.6	$1,347.8	1,313.5
Services revenue	707.7	675.5	1,397.1	1,353.9
Fuel services revenue	208.3	212.7	422.1	432.8
Total revenues	1,604.0	1,563.9	3,167.0	3,100.1

Cost of lease and rental	473.5	474.3	943.6	933.2
Cost of services	592.2	564.6	1,177.7	1,140.3
Cost of fuel services	204.6	209.3	414.9	424.9
Other operating expenses	33.3	33.7	71.3	67.9
Selling, general and administrative expenses	195.8	189.3	385.7	384.3
Gains on vehicle sales, net	(23.2)	(22.5)	(46.2)	(44.5)
Interest expense	33.9	35.6	68.4	70.4
Miscellaneous income, net	(3.6)	(1.3)	(8.1)	(5.8)
Restructuring and other charges, net	—	7.1	—	8.0
	1,506.6	1,490.1	3,007.1	2,978.7

Earnings from continuing operations before income taxes	97.4	73.8	159.9	121.5
Provision for income taxes	34.8	27.0	56.5	39.8
Earnings from continuing operations	62.6	46.8	103.4	81.6
Loss from discontinued operations, net of tax	(0.4)	—	(1.3)	(0.6)
Net earnings	$62.2	46.7	$102.1	81.0

Earnings (loss) per common share - Diluted
Continuing operations	$1.19	0.91	$1.98	1.59
Discontinued operations	—	—	(0.02)	(0.01)
Net earnings	$1.19	0.91	$1.96	1.58

Earnings per share information - Diluted
Earnings from continuing operations	$62.6	46.8	$103.4	81.6
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.6)	(0.6)	(1.0)	(1.1)
Earnings from continuing operations available to common stockholders	$62.0	46.2	$102.4	80.6

Weighted-average shares outstanding - Diluted	51.9	50.7	51.7	50.8

Memo:
Depreciation expense	$234.4	233.5	$466.0	460.1
Subcontracted transportation	$82.4	84.5	$164.0	171.8

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.19	0.91	$1.98	1.59
Non-operating pension costs	0.06	0.09	0.12	0.19
Foreign currency translation benefit	—	—	(0.04)	—
Tax benefits	—	—	—	(0.10)
Restructuring and other charges	—	0.09	—	0.10
Comparable EPS from continuing operations	$1.25	1.09	$2.06	1.78

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	June 30, 2013	December 31, 2012

Assets:
Cash and cash equivalents	$73.4	66.4
Other current assets	988.9	973.8
Revenue earning equipment, net	5,987.8	5,754.6
Operating property and equipment, net	626.9	624.9
Other assets	883.3	899.3
	$8,560.3	8,319.0

Liabilities and shareholders' equity:
Short-term debt and current portion of long-term debt	$258.7	368.0
Other current liabilities	937.9	904.7
Long-term debt	3,655.7	3,452.8
Other non-current liabilities (including deferred income taxes)	2,160.7	2,126.0
Shareholders' equity	1,547.4	1,467.5
	$8,560.3	8,319.0

SELECTED KEY RATIOS AND METRICS

	June 30, 2013	December 31, 2012

Debt to equity	253%	260%
Total obligations to equity *	262%	270%
Effective interest rate (average cost of debt)	3.5%	3.8%

	Six months ended June 30,
	2013	2012

Cash provided by operating activities from continuing operations	$563.8	472.0
Free cash flow *	(107.3)	(369.9)
Capital expenditures paid	948.1	1,204.0

Capital expenditures (accrual basis)	$988.5	1,317.0
Less: Proceeds from sales (primarily revenue earning equipment)	(229.0)	(199.3)
Less: Sale and leaseback of revenue earning equipment	—	(130.2)
Net capital expenditures	$759.5	987.5

	Twelve months ended June 30,
	2013	2012

Return on average shareholders' equity	15.7%	13.3%
Return on average assets	2.8%	2.4%
Adjusted return on capital *	5.7%	5.6%
Weighted average cost of capital	4.6%	5.1%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended June 30, 2013 and 2012
(Dollars in millions)

	Three Months			Six Months
	2013	2012	B(W)	2013	2012	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$540.4	521.5	4%	$1,073.6	1,032.0	4%
Contract maintenance	45.3	46.5	(3)%	91.4	93.5	(2)%
Contractual revenue	585.7	568.0	3%	1,165.0	1,125.5	4%
Contract-related maintenance	52.1	46.5	12%	105.4	93.0	13%
Commercial rental	196.5	198.7	(1)%	369.6	370.0	—%
Other	18.3	17.7	3%	36.5	35.1	4%
Fuel	268.7	270.0	—%	544.5	548.7	(1)%
Total Fleet Management Solutions	1,121.3	1,100.9	2%	2,221.0	2,172.3	2%
Supply Chain Solutions	597.2	570.3	5%	1,173.7	1,142.2	3%
Eliminations	(114.4)	(107.3)	(7)%	(227.6)	(214.3)	(6)%
Total revenue	$1,604.0	1,563.9	3%	$3,167.0	3,100.1	2%

Operating Revenue: *
Fleet Management Solutions	$852.5	830.9	3%	$1,676.5	1,623.6	3%
Supply Chain Solutions	514.8	485.7	6%	1,009.6	970.3	4%
Eliminations	(54.0)	(50.0)	(8)%	(105.3)	(98.4)	(7)%
Total operating revenue	$1,313.3	1,266.6	4%	$2,580.9	2,495.5	3%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$88.7	76.7	16%	$149.4	127.3	17%
Supply Chain Solutions	32.7	30.4	8%	56.5	52.3	8%
Eliminations	(8.4)	(7.2)	(16)%	(15.7)	(13.7)	(15)%
	112.9	99.8	13%	190.2	165.9	15%
Unallocated Central Support Services	(10.6)	(11.2)	5%	(22.0)	(20.7)	(6)%
Non-operating pension costs	(5.0)	(7.7)	35%	(10.2)	(15.7)	35%
Restructuring and other charges, net and other items	—	(7.1)	NM	1.9	(8.0)	NM
Earnings from continuing operations before income taxes	97.4	73.8	32%	159.9	121.5	32%
Provision for income taxes	34.8	27.0	(29)%	56.5	39.8	(42)%
Earnings from continuing operations	$62.6	46.8	34%	$103.4	81.6	27%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended June 30, 2013 and 2012
(Dollars in millions)

	Three Months			Six Months
	2013	2012	B(W)	2013	2012	B(W)

Fleet Management Solutions

Total revenue	$1,121.3	1,100.9	2%	$2,221.0	2,172.3	2%
Fuel revenue	(268.7)	(270.0)	—%	(544.5)	(548.7)	(1)%
Operating revenue *	$852.5	830.9	3%	$1,676.5	1,623.6	3%

Segment earnings before income taxes	$88.7	76.7	16%	$149.4	127.3	17%

Earnings before income taxes as % of total revenue	7.9%	7.0%		6.7%	5.9%

Earnings before income taxes as % of operating revenue *	10.4%	9.2%		8.9%	7.8%

Supply Chain Solutions

Total revenue	$597.2	570.3	5%	$1,173.7	1,142.2	3%
Subcontracted transportation	(82.4)	(84.5)	(3)%	(164.0)	(171.8)	(5)%
Operating revenue *	$514.8	485.7	6%	$1,009.6	970.3	4%

Segment earnings before income taxes	$32.7	30.4	8%	$56.5	52.3	8%

Earnings before income taxes as % of total revenue	5.5%	5.3%		4.8%	4.6%

Earnings before income taxes as % of operating revenue *	6.3%	6.3%		5.6%	5.4%

Memo:
Dedicated services operating revenue *	$302.0	283.9	6%	$593.1	565.9	5%
Dedicated services subcontracted transportation	36.7	43.1	(15)%	70.4	89.5	(21)%
Dedicated services total revenue	338.7	327.0	4%	663.5	655.4	1%

Fuel costs	$66.9	63.8	(5)%	$135.1	130.6	3%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

					Change 2013/2012
	Three months ended June 30,		Six months ended June 30,		Three Months	Six Months
	2013	2012	2013	2012

Full service lease
Average fleet count	121,000	121,700	121,400	121,600	(1)%	—%
End of period fleet count	120,300	121,600	120,300	121,600	(1)%	(1)%
Miles/unit per day change - % (a)	1.7%	1.7%	2.9%	0.7%

Commercial rental
Average fleet count	37,100	41,400	37,100	41,000	(10)%	(10)%
End of period fleet count	38,000	41,100	38,000	41,100	(8)%	(8)%
Rental utilization - power units	80.5%	75.0%	77.2%	72.0%	550 bps	520 bps
Rental rate change - % (b)	1.5%	6.3%	1.8%	3.1%

Customer vehicles under
contract maintenance
Average fleet count	37,600	35,500	37,800	35,700	6%	6%
End of period fleet count	37,300	35,800	37,300	35,800	4%	4%

SCS
Average fleet count (c)	12,000	11,600	11,900	11,500	3%	3%

Used vehicle sales (UVS)
Average UVS inventory	9,900	9,000	9,800	8,200	10%	20%
End of period fleet count	9,600	9,200	9,600	9,200	4%	4%
Used vehicles sold	6,000	6,200	11,800	10,900	(3)%	8%
UVS pricing change - % (d)
Tractors	(1)%	(1)%	(4)%	7%
Trucks	2%	6%	4%	5%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(d)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Total revenue	$1,604.0	1,563.9	$3,167.0	3,100.1
Fuel services and subcontracted transportation revenue	(351.1)	(354.6)	(708.5)	(720.5)
Fuel eliminations	60.4	57.3	122.3	115.9
Operating revenue *	$1,313.3	1,266.6	$2,580.9	2,495.5

DEBT TO EQUITY RECONCILIATION	June 30, 2013	% to Equity	December 31, 2012	% to Equity

On-balance sheet debt	$3,914.4	253%	$3,820.8	260%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	141.9		148.0
Total obligations *	$4,056.3	262%	$3,968.8	270%

CASH FLOW RECONCILIATION	Three months ended June 30,
	2013	2012

Net cash provided by operating activities from continuing operations	$563.8	472.0
Proceeds from sales (primarily revenue earning equipment)	229.0	199.3
Sale and leaseback of revenue earning equipment	—	130.2
Collections on direct finance leases	39.9	32.6
Other, net	8.2	—
Total cash generated *	840.8	834.1
Capital expenditures	(948.1)	(1,204.0)
Free cash flow *	$(107.3)	(369.9)

RETURN ON CAPITAL RECONCILIATION	Twelve months ended June 30,
	2013	2012

Net earnings (12-month rolling period)	$231.1	185.7
+ Restructuring and other items	6.8	11.3
+ Income taxes	107.5	96.6
Adjusted earnings before income taxes	345.4	293.5
+ Adjusted interest expense (b)	141.8	138.2
- Adjusted income taxes	(174.6)	(157.6)
= Adjusted net earnings for ROC (numerator)	$312.6	274.1

Average total debt	$3,846.1	3,416.9
Average off-balance sheet debt	152.0	81.0
Average shareholders' equity	1,475.6	1,390.7
Adjustment to equity (c)	(4.3)	3.9
Adjusted average total capital (denominator)	$5,469.4	4,892.5

Adjusted ROC *	5.7%	5.6%

Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Six Months
	2013			2013
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,604.0		$1,604.0	$3,167.0		$3,167.0

Cost of lease and rental	473.5	—	473.5	943.6	—	943.6
Cost of services	592.2	—	592.2	1,177.7	—	1,177.7
Cost of fuel services	204.6	—	204.6	414.9	—	414.9
Other operating expenses	33.3	—	33.3	71.3	—	71.3
Selling, general and administrative expenses (a)	195.8	(5.0)	190.8	385.7	(10.2)	375.5
Gains on vehicle sales, net	(23.2)	—	(23.2)	(46.2)	—	(46.2)
Interest expense	33.9	—	33.9	68.4	—	68.4
Miscellaneous income, net (b)	(3.6)	—	(3.6)	(8.1)	1.9	(6.2)
	1,506.6	(5.0)	1,501.6	3,007.1	(8.3)	2,998.8
Earnings from continuing operations before income taxes	97.4	5.0	102.4	159.9	8.3	168.2
Provision for income taxes (c)	(34.8)	(2.1)	(36.9)	(56.5)	(4.2)	(60.7)
Earnings from continuing operations	62.6	2.9	65.5	103.4	4.1	107.5

Tax rate on continuing operations	35.7%		36.0%	35.3%		36.1%

Earnings per common share - Diluted:
Continuing operations	$1.19	0.06	$1.25	$1.98	0.08	$2.06

	Three Months			Six Months
	2012			2012
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,563.9		$1,563.9	$3,100.1		$3,100.1

Cost of lease and rental	474.3	—	474.3	933.2	—	933.2
Cost of services	564.6	—	564.6	1,140.3	—	1,140.3
Cost of fuel services	209.3	—	209.3	424.9	—	424.9
Other operating expenses	33.7	—	33.7	67.9	—	67.9
Selling, general and administrative expenses (a)	189.3	(7.7)	181.6	384.3	(15.7)	368.6
Gains on vehicle sales, net	(22.5)	—	(22.5)	(44.5)	—	(44.5)
Interest expense	35.6	—	35.6	70.4	—	70.4
Miscellaneous income, net	(1.3)	—	(1.3)	(5.8)	—	(5.8)
Restructuring and other charges, net (d)	7.1	(7.1)	—	8.0	(8.0)	—
	1,490.1	(14.8)	1,475.3	2,978.7	(23.7)	2,955.0
Earnings from continuing operations before income taxes	73.8	14.8	88.6	121.5	23.7	145.2
Provision for income taxes (e)	(27.0)	(5.6)	(32.6)	(39.8)	(13.9)	(53.7)
Earnings from continuing operations	46.8	9.2	56.0	81.6	9.8	91.5

Tax rate on continuing operations	36.6%		36.8%	32.8%		37.0%

Earnings per common share - Diluted:
Continuing operations	$0.91	0.18	$1.09	$1.59	0.19	$1.78

Notes regarding adjustments:

(a)	Non-operating pension costs which includes the amortization of actuarial loss, interest cost and expected return on plan assets
(b)	Foreign currency translation benefit
(c)	Tax impact of non-operating pension costs
(d)	Restructuring charges for severance and other termination costs due to workforce reductions and acquisition-related lease termination costs
(e)	Tax benefit related to favorable resolution of a prior year tax item and tax impact of restructuring charges and non-operating pension costs

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.